EX-28.d.4.u.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND LOS ANGELES CAPITAL MANAGEMENT LLC

Effective September 11, 2024*

As Amended July 10, 2025

Funds of the Trust	Subadvisory Fees

Nationwide International Equity Portfolio	0.24% on Aggregate Subadviser Assets† of up to $500 million;

0.22% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion; and 0. 20% on Aggregate Subadviser Assets† of $1 billion and more

Nationwide Large Cap Equity Portfolio

0.24% on Aggregate Subadviser Assets† of up to $500 million;

0.22% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion; and

0.20% on Aggregate Subadviser Assets† of $1 billion and more

†The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide International Equity Portfolio together with the Subadviser Assets of the Nationwide Large Cap Equity Portfolio.

*As approved at the Board of Trustees Meeting held on June 9-10, 2025.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By: /s/Christopher Graham
Name: Christopher Graham
Title: SVP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Christopher Graham
Name: Christopher Graham
Title: SVP, Chief Investment Officer

SUBADVISER
LOS ANGELES CAPITAL MANAGEMENT LLC

By: /s/ Daniel Allen
Name: Daniel Allen
Title: CEO and President